This announcement is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Invitation or any related document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

’s-Hertogenbosch, the Netherlands, January 11, 2017

INNOGY FINANCE B.V. (previously RWE FINANCE B.V.)

ANNOUNCES RESULTS OF NOTEHOLDER MEETING

Reference is made to the invitation dated December 21, 2016 published by innogy Finance B.V. (the Invitation) and the noteholder meeting (Gläubigerversammlung) (the Noteholder Meeting) held on January 11, 2017 at 11.00 (CET).

Terms defined in the Invitation have the same meaning when used in this announcement. The Invitation is available at the Federal Gazette (Bundesanzeiger) and, until implementation of the Extraordinary Resolution passed, from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring.

Result The Noteholders of the 2020 Notes (ISIN: XS0878010718) have consented to the Proposed Amendments by way of Extraordinary Resolution at the Noteholder Meeting.

The wording of the Extraordinary Resolution passed at the Noteholder Meeting is available on the Solicitation Website (see above) and will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about January 13, 2017.

The Extraordinary Resolution passed at the Noteholder Meeting will be implemented upon the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim. Upon implementation of the Extraordinary Resolution, the change of guarantor will become effective. The Issuer will make a further announcement at such time.

GENERAL

This announcement must be read in conjunction with the Invitation and the Issuer’s consent solicitation memorandum dated November 15, 2016 (the Consent Solicitation Memorandum). Noteholders are advised to read the Invitation and the Consent Solicitation Memorandum carefully for full details of the Invitation and the Noteholder Meeting. None of the Issuer, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of its respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Invitation. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Subject to applicable law, the Issuer may, at its option and in its sole discretion terminate the Invitation at any time.

The Issuer has appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc (trading as NatWest Markets) as Solicitation Agents and Lucid Issuer Services Limited as Tabulation and Voting Agent in connection with the Noteholder Meeting.

Questions and requests for assistance or information in connection with the Invitation or the Noteholder Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com

The Royal Bank of Scotland plc
(trading as NatWest Markets)

250 Bishopsgate
London EC2M 4AA
United Kingdom

For information by telephone: +44 20 7085 6124
Attention: Liability Management
Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT	SCRUTINEER
Lucid Issuer Services Limited

Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Dr. Christiane Mühe An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gerns.eu